Exhibit 99.1

BioTime Announces Second Quarter 2013 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--August 9, 2013--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the second quarter ended June 30, 2013 and highlighted recent corporate accomplishments.

Second Quarter and Recent Corporate Accomplishments

  BioTime’s shareholders approved the proposals related to the planned acquisition of stem cell related assets from Geron Corporation by BioTime’s subsidiary Asterias Biotherapeutics, Inc. Although there are several additional conditions that are required by the Asset Contribution Agreement, BioTime believes that it can fulfill those requirements and expects to close the transaction by the end of the third quarter of 2013.
  BioTime raised $9.1 million of equity capital in June 2013 through the sale of common shares and warrants to certain investors.
  BioTime expanded the size of its Board of Directors to nine and appointed Henry L. Nordhoff to the Board. Mr. Nordhoff retired as Chairman of the Board of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, at the end of 2011, after serving as its Chairman since September 2002. Mr. Nordhoff brings to our Board a long record of experience and success in the pharmaceutical and biotech industries and provides our Board with valuable operational expertise and leadership skills during a period of significant growth.
  BioTime elected Franklin M. Berger to the BioTime Board of Directors. Mr. Berger is an experienced director of publicly-traded biotechnology companies, and currently serves on the boards of Seattle Genetics, Inc. and other companies. He is also a consultant to biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, providing business development, strategic advisory, financing, partnering, and royalty acquisition advice.
  BioTime’s Senior Vice President and Chief Operating Officer, Robert W. Peabody, reassumed the additional role as Chief Financial Officer commencing May 10, 2013. Mr. Peabody, 59, has served as our Senior Vice-President and Chief Operating Officer since 2007 and also served on an interim basis as our Chief Financial Officer from September 2010 until October 2011.
  BioTime entered into a worldwide license agreement with the University of California, Los Angeles (“UCLA”) for novel technology related to the treatment of stroke. The licensed technology developed at UCLA uses one of BioTime’s HyStem® hydrogels to deliver locally released growth factors to improve recovery from stroke. BioTime will sponsor on-going pre-clinical work at UCLA to advance the understanding of this technology and develop data in support for the potential filing of an IND for human clinical trials.
  BioTime submitted a protocol to European regulatory authorities for initiation of human clinical trials of Renevia™ as a medical device for the delivery of adipose stem cells for reconstructive surgery. The initiation of human clinical studies is expected this year subject to approval of the protocol.
  BioTime subsidiary LifeMap Sciences, Inc. entered into a value-added reseller agreement with Appistry, Inc., a company that provides big-data computing that supports life-science and medical analytics at hospitals and medical research centers and organizations. Appistry will market reports that include LifeMap Sciences’ GeneCards® and MalaCards genetic information to clinicians and researchers under a revenue share arrangement with LifeMap Sciences, based on sales of such reports.
  BioTime subsidiary Cell Cure Neurosciences Ltd. was awarded a grant of 5.34 million Shekels, approximately $1.5 million, for 2013 from Israel’s Office of the Chief Scientist (OCS) to help finance the development of OpRegen®, a cell-based therapeutic product being developed by Cell Cure Neurosciences for the treatment of age-related macular degeneration.

“We are continuing to make progress towards our goal to become the leader in the field of regenerative medicine. We have the right team in place to capitalize on the opportunities in the field, and we will be one step closer to having the premier asset portfolio in regenerative medicine when our subsidiary Asterias Biotherapeutics, Inc. completes the acquisition of Geron’s stem cell assets by the end of the third quarter this year,” said Dr. Michael West, BioTime’s Chief Executive Officer. “We are also making continuing progress in developing our current revenues from Internet services and research product sales as well as in moving our near term diagnostic and therapeutic product opportunities toward clinical trials that are expected to begin later this year. In addition, we continued to raise capital to fund our efforts to provide adequate capital so that we can continue our work in this critical field of medicine.”

Financial Results

Net Loss

Net loss attributable to BioTime for the second quarter of 2013 was $7.5 million or $0.14 per share, compared to a net loss of $5.5 million or $0.11 per share for the same period of 2012. For the six months ended June 30, 2013, net loss attributable to BioTime was $15.3 million, or $0.29 per share, compared to $10.4 million, or $0.21 per share for the same period of 2012. Contributing to the increased expenses year-over-year was approximately $1 million in organization, legal, and start-up costs associated with its new subsidiary Asterias Biotherapeutics, Inc. (“Asterias”). The other subsidiaries combined for approximately $4 million of other operating losses, with the balance of the operating loss of approximately $3 million residing in BioTime. Historically BioTime's subsidiaries have raised capital, received grants, and generated revenues independently of BioTime to help fund their operations, and we expect the subsidiaries to continue to pursue such financing strategies in the future.

Revenue

Total net revenue, including license fees (which also include online database subscription and advertising revenues), royalties from sales of Hextend®, research product sales, and grant income, on a consolidated basis, was $1.0 million and $1.5 million, respectively, for the three and six months ended June 30, 2013, compared to $0.9 million and $1.6 million, respectively, for the same periods in 2012. The increase in revenues during the three months is primarily attributable to the increase in subscription and advertising revenues at LifeMap Sciences. The decrease in revenue year-over-year during the six months is primarily attributable to lower grant revenue due to the completion of BioTime’s research grant from the California Institute for Regenerative Medicine in August 2012, partially offset by subscription and advertising revenues from LifeMap Sciences’ online database GeneCards® which LifeMap Sciences began marketing in May of 2012.

Expenses

Total operating expenses for the second quarter of 2013 were $9.2 million, compared to $7.0 million for the same period in 2012. Research and development expenses for the second quarter of 2013 were $5.5 million, compared to $4.6 million for same period in 2012. General and administrative expenses for the second quarter of 2013 were $3.6 million, compared to $2.4 million for same period in 2012.

Total operating expenses for the first six months of 2013 were $18.0 million, compared to $13.6 million for the comparable period in 2012. Research and development expenses for the first six months of 2013 were $11.0 million, compared to $8.8 million for the same period in 2012. General and administrative expenses for the first six months of 2013 were $7.0 million compared to $4.8 million for the same period in 2012.

The increase in operating expenses of $2.1 million and $4.4 million for the three and six months ended June 30, 2013 compared to the same periods in 2012, is primarily due to increased expenses related to the preparation for the closing of the Asset Contribution Agreement and the initiation of clinical trials. Expense increases included amortization of patent technology from our previous acquisitions, employee cash and stock-based compensation and headcount-related costs, audit and tax service fees, general legal fees, facility rental and maintenance expenses for the rental of a new research and development facility for Asterias, expenses related to our increased efforts in the ReneviaTM clinical development program, and the PanC-DxTM diagnostic development program, in preparation for clinical trials of those products, increased research activity by Cell Cure Neurosciences required for a planned Investigational New Drug application for clinical trials of its lead product OpRegen®, and costs attributable to the establishment of the operations of Asterias and transactions related to its planned acquisition of stem cell assets from Geron Corporation.

Cash Flow

Net cash used in operating activities was $14.5 million for the six months ended June 30, 2013 compared to $9.7 million for the six months ended June 30, 2012, reflecting the hiring of additional staff and increased headcount-related expenses, the rental of the new Asterias research and development facility, increased expense related to research and development programs in BioTime subsidiaries in preparation for clinical trials, and specific transaction related legal and administrative expenses related in large measure to the Asset Contribution Agreement among BioTime, Asterias, and Geron.

Net cash provided by financing activities was $25.1 million for the six months ended June 30, 2013 compared to $15 thousand for the six months ended June 30, 2012, primarily reflecting $25.6 million in capital raised from the sale of BioTime common shares and warrants net of selling expenses, such as brokerage fees.

Balance Sheet

Cash and cash equivalents, on a consolidated basis, totaled $14.3 million as of June 30, 2013, compared with $4.3 million as of December 31, 2012.

During the six months ended June 30, 2013, BioTime raised gross proceeds of $11,571,953 from the sale of 2,594,156 BioTime common shares at a weighted average price of $4.46 per share in the open market through our Controlled Equity Offering facility with Cantor Fitzgerald & Co. and through the sale of BioTime shares held by our majority owned subsidiaries, LifeMap Sciences and Cell Cure Neurosciences. The proceeds of the sale of BioTime shares by our subsidiaries belong to those subsidiaries.

During the six months ended June 30, 2013 BioTime received $5,000,000 from a private investor under a Stock and Warrant Purchase Agreement executed in January 2013 under which BioTime issued 1,350,000 BioTime common shares and warrants to purchase approximately 650,000 additional BioTime common shares at an exercise price of $5.00 per share and are exercisable through January 13, 2016.

In June 2013, BioTime sold 2,180,016 common shares and 545,004 warrants to purchase common shares for gross proceeds of $9,057,967 under the Stock and Warrant Purchase Agreement entered between BioTime and certain investors. The common shares and warrants to purchase common shares were sold in “units” with each unit consisting of one common share and one-quarter of a warrant, at an offering price of $4.155 per unit. The warrants have an initial exercise price of $5.00 per share and are exercisable through June 5, 2016.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell products for research and therapeutic use through its subsidiaries:

  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  ES Cell International Pte Ltd., a Singapore private limited company, develops hES products for research use.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of blood and lymphatic vascular disorders, as well as products for research using iPS and other cell reprogramming technology.
  Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological degenerative diseases. Its lead product is OpRegen® for the treatment of macular degeneration.
  LifeMap Sciences, Inc. (“LifeMap Sciences”) markets, sells and distributes GeneCards®, the leading human gene database, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.
  Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://news.biotimeinc.com

BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31,
	(Unaudited)	2012

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,306,296	$4,349,967
Inventory	64,745	55,316
Prepaid expenses and other current assets	3,760,667	2,774,196
Total current assets	18,131,708	7,179,479

Equipment, net	1,841,253	1,348,554
Deferred license and consulting fees	600,583	669,326
Deposits	118,576	64,442
Intangible assets, net	19,201,647	20,486,792
TOTAL ASSETS	$39,893,767	$29,748,593

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,972,224	$3,989,962
Deferred license revenue, current portion	462,773	400,870
Total current liabilities	4,434,997	4,390,832

LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	693,242	768,678
Deferred rent, net of current portion	47,134	57,214
Other long term liabilities	201,093	237,496
Total long-term liabilities	941,469	1,063,388

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 2,000,000 and 1,000,000 shares respectively, as of June 30, 2013 and December 31, 2012; none issued	-	-
Common shares, no par value, authorized 125,000,000 and 75,000,000 shares respectively, as of June 30, 2013 and December 31, 2012; 57,932,220 issued and 55,616,934 outstanding at June 30, 2013 and 51,183,318 issued and 49,383,209 outstanding as of December 31, 2012	148,002,896	119,821,243
Contributed capital	93,972	93,972
Accumulated other comprehensive income/(loss)	117,724	(59,570)
Accumulated deficit	(117,178,103)	(101,895,712)
Treasury stock at cost: 2,315,286 and 1,800,109 shares at June 30, 2013 and at December 31, 2012, respectively.	(10,120,653)	(8,375,397)
Total shareholders' equity	20,915,836	9,584,536
Noncontrolling interest	13,601,465	14,709,837
Total equity	34,517,301	24,294,373
TOTAL LIABILITIES AND EQUITY	$39,893,767	29,748,593

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

REVENUES:
License fees	$362,249	$175,419	$712,078	$211,887
Royalties from product sales	103,315	126,455	210,914	273,857
Grant income	693,480	672,537	777,293	1,074,771
Sale of research products	57,281	59,253	124,005	127,037
Total revenues	1,216,325	1,033,664	1,824,290	1,687,552

Cost of Sales	(180,811)	(83,918)	(363,560)	(105,497)

Total net revenues	1,035,514	949,746	1,460,730	1,582,055

EXPENSES:
Research and development	(5,530,395)	(4,615,436)	(10,975,825)	(8,773,302)
General and administrative	(3,621,570)	(2,413,641)	(7,005,091)	(4,802,337)
Total expenses	(9,151,965)	(7,029,077)	(17,980,916)	(13,575,639)
Loss from operations	(8,116,451)	(6,079,331)	(16,520,186)	(11,993,584)
OTHER INCOME/(EXPENSES):
Interest income, net	579	3,355	1,522	11,636
Other income/(expense), net	(80,541)	85,260	(109,520)	(240,005)
Gain/(Loss) on sale/write-off of equipment	800	(3,546)	(710)	(3,546)
Total other income/(expenses), net	(79,162)	85,069	(108,708)	(231,915)
NET LOSS	(8,195,613)	(5,994,262)	(16,628,894)	(12,225,499)
Less: Net loss attributable to the noncontrolling interest	645,848	537,040	1,346,503	1,796,378

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(7,549,765)	$(5,457,222)	$(15,282,391)	$(10,429,121)

Foreign currency translation gain/(loss)	28,857	(182,947)	177,294	(58,859)

TOTAL COMPREHENSIVE NET LOSS (2)	$(7,520,908)	$(5,640,169)	$(15,105,097)	$(10,487,980)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.14)	$(0.11)	$(0.29)	$(0.21)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	53,791,434	50,548,582	52,490,767	50,435,272

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation gain of $28,857 and $177,294 for the three and six months ended June 30, 2013, respectively and translation loss of $182,947 and $58,859 for the same periods in the prior year, respectively arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Robert Peabody, 510-521-3390 ext. 302
Sr. VP & CFO
rpeabody@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com